Exhibit 99.1

Recent developments and business update

Waldencast Group Recent Financial Highlights

		FY21E	FY21A	FY22E	FY21A vs. FY21E	FY22E vs. FY21A	1Q22A	1Q22A vs. 1Q21A
Net sales ($mm)	OBAGI[1]	$168	$179	$190	6.4%	6.5%	$43	31.7%
	Milk	$47	$47	$66	0.2%	40.2%	$18	17.8%
	Waldencast	$215	$226	$256	5.0%	13.5%	$61	27.3%
Gross profit[2] ($mm)	OBAGI[1]	$127	$136	$150			$33	
	% margin	*76%*	*76%*	*79%*			*76%*	
	Milk	$23	$25	$39			$11	
	% margin	*49%*	*54%*	*59%*			*62%*	
	Waldencast	$150	$162	$189			$44	
	% margin	*70%*	*72%*	*74%*			*72%*	
Pro Forma Adj. EBITDA ($mm)	OBAGI[1]	$42	$44	$50			$8	
	% margin	*25%*	*24%*	*26%*			*18%*	
	Milk	($3)	($3)	$5			$3	
	% margin	*nm*	*nm*	*8%*			*15%*	
	Waldencast	$39	$39	$50			$11	
	% margin	*18%*	*17%*	*20%*			*17%*	

- ✓ Over-delivered on topline as well as profitability in 2021 relative to initial expectations
- ✓ Strong momentum continues in 2022 with Q1 outperforming versus budget and last year
  - Successful launch of Rise Mascara
  - Upsized PIPE from $105mm to $113mm
- ✓ Entered into a credit agreement that will provide a term loan facility of $175 million and a revolving credit facility of up to $50 million
- ✓ Such credit facilities will provide financial flexibility in executing the growth strategy
- ✓ Waldencast will receive aggregate proceeds of up to $671 million (if all shareholders redeem their shares) or up to ~$1.02 billion (if no shareholders redeem their shares)

Source: Company fillings
[1]OBAGI financials exclude China; [2]Reflects adjusted Gross profit that includes supply agreement and developed technology intangible asset amortization expense that pertains to cost of goods

5

17% 2019 – 2021 net sales CAGR 1 200+ SKUs from Rx to Consumer 3 ~24% 2021 Adj. EBITDA margin 1 80+ patents worldwide 3 #1 perceived best performing brand among US providers 2 $179mm 2021 net sales 1 2021 OBAGI financials exclusive of China business 2 ”2020 Kline Physician - Dispensed Skincare: U.S. Perception & Satisfaction Survey,” Kline & Company 3 OBAGI information 18

29 29 Leading clean make - up brand with a cult following among Gen - Z consumers known for its cultural relevance and iconic products Anchored by strong community following with significant growth opportunities

Note: The analysis and capital structure shown is at $10 per share and does not reflect the impact from potential warrant and option dilution, or trust redemptions; 1 Includes 16.0mm FPA shares and 8.6mm shares of founder promote; 2 Members of our sponsors have entered into forward purchase agreement to purchase 16 million units, exercising their option therein, issued and sold by the Company on a private placement basis. Each unit is comprised of one Class A ordinary share of the Company and one - third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share; 3 EBITDA reflects deduction of $5mm for public company costs; 4 Sponsor is managing member of the Third - Party and therefore may be deemed beneficial owner. The Third - Party entered into forward purchase agreement to purchase 17.3 million units, exercising their option therein, issued and sold by the Company on a private placement basis in connection with the consummation of the Business Combination. Each unit is comprised of one Class A ordinary share of the Company and one - third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share; 5 Reflects the pro forma ownership of Class A and Class B ordinary shares of the Company, excluding potential Class A ordinary shares from dilutive securities, following the Business Combination assuming no redemptions; 6 Includes Burwell Mountain Trust’s ownership interest of 6.1%, Dynamo Master Fund’s ownership interest of 10.7%, Waldencast Ventures’ ownership interest of 2.2% and the Investor Directors ownership interest of 0.1%; 7 Obagi cash consideration to be reduced by Estimated Specified Inventory Cash Value with no corresponding increase to the amount of Obagi Stock Consideration 51 + transaction summary OBAGI shareholders 17.7% Milk shareholders 14.2% SPAC public shareholders 26.8% 3rd party FPA Pro forma ownership 5 PIPE investors 8.8% 4 13.4% Founders & sponsor members (FPA + promote) 1 19.1% 6  Implied pro forma enterprise value of ~$1.2 billion  Waldencast to combine substantially concurrently with OBAGI and Milk - Implies a 24.7x post - money FV / 2022E Adj. EBITDA 3 and 16.5x FV / 2023E Adj. EBITDA 3  Concurrent with the transaction, Waldencast has raised $113 million of committed PIPE at $10.00 per share  Existing shareholders of OBAGI and Milk to maintain ownership of approximately 18% and 14% respectively  OBAGI shareholders to retain OBAGI China distribution with an ongoing royalty paid to Waldencast  Members of our sponsors investing an additional $160m of committed capital through the FPA (at the top of the range of their $130m to $160m FPA commitment), resulting in a significant ownership in the company 2  Third - Party investors allocating $173m of committed capital through an FPA 4  Assuming no redemptions, cash to sellers of $520m comprising $380m to Obagi 7 and $140m to Milk Pro forma enterprise value ($mm) Obagi enterprise value $858 Milk enterprise value $382 Pro forma enterprise value $1,240 Implied 2022E Adj. EBITDA multiple 3 24.7x Implied 2023E Adj. EBITDA multiple 3 16.5x

52 Illustrative sources & uses at various redemption levels Source: Company fillings; Note: Assumes $1.1M, $12.9M, and $3.4M of cash on balance sheet for Waldencast, Obagi, and Milk, respectively, as of 03/31/22 1 Represents cash from settlement of amounts due from officers and cash down from working capital loan; 2 Obagi cash consideration to be reduced by Estimated Specified Inventory Cash Value with no corresponding increase to the amount of Obagi Stock Consideration; Reduction estimated to be $10 - $20mm which would increase cash to balance sheet Sources and uses ($M) Sources 30% redemptions Max redemptions IPO cash proceeds, net of redemptions $242 $18 PIPE cash proceeds 113 113 FPA proceeds 333 333 Seller rollover equity 519 595 Debt 126 225 Other 1 2 2 Total sources $1,335 $1,286 Uses Cash to balance sheet $102 $53 Debt paydown (inclusive of Exit Fees) 126 126 Transaction fees and expenses 69 69 Debt fees 3 4 Cash to Milk sellers 140 117 Cash to Obagi sellers 2 376 323 Seller rollover equity 519 595 Total uses $1,335 $1,286

20% 24% 40% 21% 10% 9% 11% 31% 27% 20% 13% 26% PEER GROUP AVERAGE 18% 20% 24% 24% 17% 64% 15% 26% 27% 17% 27% 24% 24% 25% 19% 61% 20% 26% 28% 20% 28% 40% 12% 11% 37% 24% 61% 21% 15% 11% 24% 2021E - 2023E Revenue CAGR 2021E - 2023E Adj. EBITDA CAGR 1 BEAUTY HIGH - GROWTH CONSUMER 2022E Adj. EBITDA Margin¹ 2023E Adj. EBITDA Margin¹ Source: Historical data from company filings; projections from FactSet as of 06/22/2022 1 2022 and 2023 EBITDA reflects deduction of $5mm for public company costs 53 Peer benchmarking ®

4.6x 3.8x 23.7x 15.8x 4.6x 4.7x 5.0x 3.6x 12.3x 5.2x 4.8x 4.2x 2.2x PEER GROUP AVERAGE 5.3x 3.8x 4.4x 4.6x 3.3x 9.8x 4.2x 4.2x 3.5x 1.7x 4.5x 23.7x 1 19.5x 20.9x 21.0x 19.3x 35.8x 18.9x 15.9x 12.5x 20.4x 15.8x 1 18.1x 18.8x 17.6x 16.1x 20.9x 16.1x 12.7x 8.6x 16.1x 2022E FV/ Revenue BEAUTY HIGH - GROWTH CONSUMER 2023E FV/ Adj. EBITDA ----- Waldencast implied multiple at $10/share 2023E FV/ Revenue 2022E FV/ Adj. EBITDA Source: Historical data from company filings; projections from FactSet as of 06/22/2022 1 EBITDA reflects deduction of $5mm for public company costs 54 Trading metrics for relevant peers ®